FOR IMMEDIATE RELEASE

                                   Media Contact: Emory Epperson
                                                  (714) 727-7958

                                   Analyst Contact:Misty Ohmart
                                                  (714) 727-7728


                        AST REPORTS THIRD QUARTER RESULTS


IRVINE, Calif., April 25, 1995 -- AST Research Inc. (ASTA-NASDAQ) today announced revenues of $670.2 million for the third quarter of fiscal year 1995, ended April 1, 1995, representing a 13 percent increase over revenues of $591.3 million recorded during the third quarter of fiscal year 1994. Revenues for the first nine months of fiscal year 1995 were up slightly over last year at $1.8 billion.
     AST reported a net loss of $7.2 million, representing a net loss per share of 22 cents during the third quarter of fiscal year 1995, compared to a net income of $13.2 million and fully-diluted earnings per share of 38 cents during the prior year period.
     "Third quarter revenues were at near record levels and rose sequentially after seasonally-brisk sales in the second quarter," said Safi Qureshey, AST chairman and chief executive officer. "Our increased revenue level, coupled with a significant reduction in our net loss, indicates we are making progress in our return to profitability."
     AST shipped a total of 400,000 units worldwide during the third quarter of fiscal year 1995, representing a 20 percent gain over the prior year quarter. The quarter's total was comprised of 351,000 desktops and 49,000 notebooks, with Pentium-based systems representing 37 percent of desktop system revenues. For the first nine months of fiscal year 1995, the company has shipped more than 1.1 million systems.
     International sales of $333.4 million recorded during the third quarter of fiscal year 1995 were 43 percent higher than the prior fiscal year period, while North American sales decreased six percent to $336.8 million. Record revenues of $245.0 million were reached in the European region, representing a 52 percent increase over last year's third quarter, while Asia/Pacific sales increased 27 percent to $72.0 million.
     AST was recognized as one of the fastest-growing top-ten PC manufacturers in Western Europe according to the latest reports from International Data Corp. According to DIA Stelacon, a Swedish market research firm, the company replaced Compaq as the No. 1 market share holder in Sweden during the first quarter of calendar year 1995. AST expanded its global presence into the consumer retail markets throughout the European and Asia Pacific regions and also maintained its No. 1 market share positions in China according to Dataquest and the Middle East according to IDC.
     In North America, consumer retail channel revenue performance increased 74 percent for the third quarter of fiscal year 1995 as compared to the prior year period. IDC reported AST as Canada's fastest-growing PC manufacturer and A.C. Nielsen placed AST over Apple and IBM as Canada's second-largest PC supplier in the Nov. - Dec., 1994 period. IDC also ranked AST as the No. 1 market share holder in the Canadian consumer retail market.
     At April 1, 1995, total cash and cash equivalents were $67.5 million, with short-term borrowings at $100.0 million. Total inventory was $354.7 million, up slightly from $351.4 million at December 31, 1994. Accounts receivable totaled $465.0 million, which represented 62 days sales outstanding.

THIRD QUARTER HIGHLIGHTS
     Increased revenues and unit shipments during the third quarter resulted from continued improvements in AST's worldwide operations model, which includes manufacturing, component procurement, supply/demand planning and new product introduction functions. Volume increased 35 percent over the previous quarter at the company's Fort Worth production facility, representing a 58 percent increase in units built per employee, with output gains of 49 percent achieved at AST Ireland. The company also successfully completed transition of all mobile systems production to Taiwan.
     "We are continuing to make headway in improving our internal processes through diligent focus on cost reductions, product development, quality and product and component availability," said Jim Schraith, AST president and chief operating officer. "With greater cross-functional teamwork in all areas, strides have been made toward achieving on-time product introductions, just-in-time component procurement and accurate supply/demand planning."
     New products shipped during the third quarter included the feature-packed Ascentia 910N and 810N notebook systems, which gives users one of the industry's longest battery life and largest color displays. The Ascentia 910 received several industry performance honors, including Best Buy awards from PC World and BYTE and a Recommended Seal from PC Digest. Also introduced were enhanced models to the Advantage! family of multimedia PCs for the consumer retail market and the high-power Premmia MX P/75 mid-range business desktop.
     The company also solidified executive management within its desktop, server and mobile product divisions, complementing efforts realized during the previous two quarters in strengthening leadership and structure for its three operating regions. Operations in the Americas, Europe and Asia Pacific regions have been decentralized, to provide greater efficiencies and cost controls. Work is also underway to phase in changes to the company's new product introduction process, which will involve reengineering processes and communications between manufacturing, supply/demand planning, component procurement, finance and the product division groups.
     During the third quarter, AST entered into an agreement providing for an investment by Samsung Electronics Co., Ltd., of up to 40.25 percent in AST, as well as other strategic relationships, including component supply and joint procurement. Since the announcement of the agreement on Feb. 27, Samsung has issued and extended until June 1 its tender offer to purchase 5.82 million shares of outstanding AST stock. The agreement has also passed review from the Federal Trade Commission concerning the Hart-Scott-Rodino antitrust act.

OUTLOOK
     "Our intense focus on manufacturing, new product introduction processes and component procurement is improving our supply and allowing us to better fulfill demand for our desktop, notebook and server systems," said Qureshey. "While we have made progress over the last three quarters, we are continuing our efforts to expand operational efficiency, realize further cost reductions and expand demand creation to return to a market share growth position. These improvements, coupled with our new relationship with Samsung Electronics, are intended to solidify AST's position as a leading supplier of personal computers throughout the world."


CORPORATE BACKGROUND
     AST Research Inc. is ranked number 287 on the Fortune 500 list of America's largest industrial companies and is one of the world's leading personal computer manufacturers. The company develops PC products ranging from portable systems to superservers. AST, a $2.367 billion company, is represented in 100 countries and operates 45 subsidiaries and sales offices worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone: (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
                                      # # #

                                        AST RESEARCH, INC
                               Condensed Consolidated Balance Sheets
                                         (In thousands)

                                                                    April 1,       July 2,
                                                                      1995           1994
                                                                   (Unaudited)
Assets:

Cash and cash equivalents                                      $     67,464   $   153,118
Accounts receivable, net                                            465,022       326,057
Inventories                                                         354,702       333,729
Other current assets                                                 49,461        53,063

  Total current assets                                              936,649       865,967

Property and equipment, net                                         103,126       103,441
Other assets                                                         66,993        68,904

  Total assets                                                 $  1,106,768   $ 1,038,312


Liabilities and shareholders' equity:

Current liabilities                                            $    569,325   $   431,493
Long-term debt                                                      216,282       215,294
Deferred income taxes and other non-current liabilities               6,241         7,571

  Total liabilities                                                 791,848       654,358

Common stock and additional capital                                 142,150       141,747
Retained earnings                                                   172,770       242,207

  Total shareholders' equity                                        314,920       383,954

  Total liabilities and
   shareholders' equity                                        $  1,106,768   $ 1,038,312

                                              AST RESEARCH, INC.
                                   Computation of Net Income (Loss) per Share
                                    (In thousands, except per share amounts)

                                                          Three Months Ended       Nine Months Ended
                                                              (Unaudited)             (Unaudited)

                                                          April 1,     April 2,    April 1,   April 2,
                                                            1995         1994        1995       1994
Shares used in computing primary
 earnings (loss) per share:
  Weighted average shares of
   common stock outstanding                                 32,376      32,103      32,364      31,784
  Effect of stock options treated as
   common stock equivalents under
   the treasury stock method                                     0         977           0         728

Weighted average common and common
 equivalent shares outstanding                              32,376      33,080      32,364      32,512


Net income (loss)                                     $     (7,234) $   13,214  $  (69,437)  $  39,379


Net income (loss) per share - primary                 $      (0.22) $     0.40  $    (2.15)  $    1.21



Shares used in computing fully diluted
 earnings (loss) per share:
  Weighted average shares of common
   stock outstanding                                        32,376      32,103      32,364      31,784
  Effect of stock options treated
   as equivalents under the treasury
   stock method                                                  0         983           0         805
  Shares assumed issued on
   conversion of Liquid Yield
   Option Notes                                                  0       4,093           0       1,649

Weighted average common and common
 equivalent shares outstanding                              32,376      37,179      32,364      34,238


Net income (loss)
 Net income (loss) - primary earnings per
 share                                                 $    (7,234)  $  13,214  $  (69,437)  $  39,379
 Adjustment for interest on LYONs, net
  of tax                                                         0         890           0       1,066

 Adjusted net income (loss) - fully diluted
  earnings (loss) per share                            $    (7,234)  $  14,104  $  (69,437)  $  40,445


Net income (loss) per share - fully diluted            $     (0.22)  $    0.38  $    (2.15)  $    1.18

                                            AST RESEARCH, INC.
                             Condensed Consolidated Statements of Operations
                                (In thousands, except per share amounts)

                                                    Three Months Ended         Nine Months Ended
                                                        (Unaudited)               (Unaudited)
                                                    April 1,      April 2,    April 1,     April 2,
                                                      1995         1994        1995          1994

Net sales                                         $   670,176    $   591,349  $ 1,805,781  $ 1,782,769

Cost of sales                                         583,234        490,243    1,615,222    1,481,197

     Gross profit                                      86,942        101,106      190,559      301,572

Selling and marketing                                  58,934         50,031      169,347      145,124

General and administrative                             22,913         19,968       67,665       57,256

Engineering and development                             9,016          9,579       27,566       30,226

     Operating income (loss)                           (3,921)        21,528      (74,019)      68,966

Other expense, net                                     (5,121)        (1,506)     (12,777)      (9,300)

     Income (loss) before taxes                        (9,042)        20,022      (86,796)      59,666

Provision (benefit) for taxes                          (1,808)         6,808      (17,359)      20,287

Net income (loss)                                 $    (7,234)    $   13,214  $   (69,437) $    39,379


Net income (loss) per share:
     Primary                                      $     (0.22)    $     0.40  $     (2.15) $      1.21
     Fully diluted                                $     (0.22)    $     0.38  $     (2.15) $      1.18


Shares used in computing net income (loss) per share:
     Primary                                           32,376         33,080       32,364       32,512
     Fully diluted                                     32,376         37,179       32,364       34,238